Aspect Global Diversified Fund LP A Units
Performance Update | May 2010

Series A Performance Since Dec 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%								0.43%

Monthly Commentary

The Fund’s A Units finished the month down 4.01%. Most of the performance in the month was driven by a sell-off in stock indices and commodities which hurt the Fund’s long exposures in these sectors. Fears of contagion in the European debt crisis drove stock markets downward. Energy markets also fell sharply during this period and these two sectors finished as the Fund’s worst performers for the month. Their performance impact for the remainder of the month was relatively muted as the fund’s systematic trading models adjusted position sizes to offset the importance of the price reversals.

Performance in industrial metals followed a similar pattern, but was partly offset by profits in gold, which hit new highs mid-month. Fixed income markets also saw positive performance throughout the month as general risk aversion saw these markets rally. The best performances came from long positions in European and UK markets at both ends of the yield curve. The strengthening US dollar yielded good profits for long positions against the major European currencies, but these were offset by losses elsewhere in the sector, most notably against the Australian dollar.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Aspect Global Diversified Fund LP | 240 631 9808 | info@steben.com

Aspect Global Diversified Fund LP A Units	Performance Update May 2010

Pro-Forma Performance of the Trading Program as Adjusted to Reflect the Fee Structure for Series A Units

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
1999	-6.27%	3.00%	-6.22%	8.26%	-3.45%	-0.93%	-4.21%	-1.23%	-2.54%	-4.46%	8.68%	6.56%	-4.34%
2000	2.03%	-0.77%	-1.12%	-3.66%	4.01%	-4.27%	-2.66%	3.66%	-0.64%	4.41%	11.69%	14.26%	28.28%
2001	0.78%	0.17%	12.28%	-8.60%	-2.92%	0.09%	3.81%	2.86%	12.61%	6.02%	-5.72%	-3.72%	16.49%
2002	-6.53%	-12.00%	5.39%	-3.63%	2.65%	13.14%	9.53%	1.47%	8.30%	-8.14%	-6.16%	16.64%	17.41%
2003	4.18%	9.72%	-7.04%	-2.13%	10.51%	-3.23%	1.81%	-0.81%	1.68%	2.67%	-1.14%	4.45%	21.09%
2004	2.00%	7.84%	-5.31%	-9.38%	-1.99%	-9.87%	-0.63%	0.61%	0.44%	3.62%	5.81%	-3.97%	-11.85%
2005	-9.36%	4.48%	1.30%	-3.94%	5.09%	4.91%	-1.48%	4.64%	0.25%	-2.15%	6.49%	-0.78%	8.54%
2006	2.48%	-2.03%	6.25%	7.15%	-6.45%	0.09%	-5.95%	-1.19%	-0.05%	5.27%	-0.22%	6.37%	11.07%
2007	3.68%	-7.47%	-2.81%	5.08%	7.77%	4.68%	-7.29%	-8.33%	6.03%	8.25%	-5.55%	3.52%	5.42%
2008	6.51%	9.50%**	-3.67%	-6.70%	4.55%	8.45%	-11.38%	-5.55%	3.73%	9.15%	5.92%		19.29%

PRO FORMA RETURNS: Historical returns presented in the performance table above show the trading results of a representative account, which account is an investment fund, traded pursuant to the Aspect Diversified Program. The results have been adjusted to reflect the Fund’s Series A Unit fee structure and reflect the increased leverage used by the Fund of approximately 1.2 times the normal leverage of the trading program. Series A unit fees include a 2.40% Trading Advisor Management Fee, 20% Trading Advisor Incentive Fee, 0.75% Offering Expenses, 1.10% General Partner Fee, 2.00% Selling Agent Fees, 0.95% Administrative Expenses, 0.15% Broker Dealer Servicing Fee and 0.30% Brokerage Commissions and Trading Expenses, per the Fund’s prospectus. Interest income is calculated to reflect the Fund’s cash management policies, using historical rates. For further information about these Units and their fee structure, please refer to the Fund’s current prospectus. The General Partner believes that the method used in the table above provides a fair representation of the pro forma effect of fees, expenses and leverage on the performance results of the trading program.

**In February 2008, Aspect Capital Limited made a 10% allocation to a proprietary systematic trading strategy (the “Stock Sector Strategy”) within the representative account. The Stock Sector Strategy is not currently applied to other accounts trading the Aspect Diversified Program, including the Fund. Therefore, the pro forma performance figures for February 2008 onwards represent the adjusted performance of the representative account to exclude the effect of the Stock Sector Strategy allocation (i.e., the figures above are pro forma performance figures based on the version of the Aspect Diversified Program that is traded by the Fund).

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Steben & Company, Inc. | General Partner, Aspect Global Diversified Fund LP | 240 631 9808 | info@steben.com

Aspect Global Diversified Fund LP B Units
Performance Update | May 2010

Series B Performance Since Nov 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%								1.08%

Monthly Commentary

The Fund’s B Units finished the month down 3.88%. Most of the performance in the month was driven by a sell-off in stock indices and commodities which hurt the Fund’s long exposures in these sectors. Fears of contagion in the European debt crisis drove stock markets downward. Energy markets also fell sharply during this period and these two sectors finished as the Fund’s worst performers for the month. Their performance impact for the remainder of the month was relatively muted as the fund’s systematic trading models adjusted position sizes to offset the importance of the price reversals.

Performance in industrial metals followed a similar pattern, but was partly offset by profits in gold, which hit new highs mid-month. Fixed income markets also saw positive performance throughout the month as general risk aversion saw these markets rally. The best performances came from long positions in European and UK markets at both ends of the yield curve. The strengthening US dollar yielded good profits for long positions against the major European currencies, but these were offset by losses elsewhere in the sector, most notably against the Australian dollar.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced actual trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Aspect Global Diversified Fund LP | 240 631 9808 | info@steben.com

Aspect Global Diversified Fund LP B Units	Performance Update May 2010

Pro-Forma Performance of the Trading Program as Adjusted to Reflect the Fee Structure for Series B Units

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
1998												0.40%	0.40%
1999	-6.15%	3.13%	-6.10%	8.40%	-3.32%	-0.80%	-4.08%	-1.10%	-2.41%	-4.34%	8.82%	6.69%	-2.84%
2000	2.17%	-0.64%	-1.00%	-3.54%	4.15%	-4.15%	-2.53%	3.79%	-0.51%	4.55%	11.72%	13.91%	29.59%
2001	0.89%	0.27%	12.40%	-8.48%	-2.79%	0.22%	3.95%	2.99%	12.60%	6.13%	-5.57%	-3.60%	18.06%
2002	-6.40%	-11.89%	5.52%	-3.50%	2.78%	13.28%	9.39%	1.57%	8.42%	-8.02%	-6.04%	16.70%	18.80%
2003	4.29%	9.83%	-6.94%	-2.00%	10.60%	-3.13%	1.92%	-0.71%	1.79%	2.78%	-1.04%	4.56%	22.62%
2004	2.11%	7.95%	-5.21%	-9.26%	-1.86%	-9.75%	-0.50%	0.74%	0.57%	3.75%	5.95%	-3.85%	-10.53%
2005	-9.25%	4.62%	1.43%	-3.82%	5.22%	5.05%	-1.35%	4.77%	0.38%	-2.03%	6.63%	-0.65%	10.24%
2006	2.62%	-1.91%	6.39%	6.71%	-5.79%	0.22%	-5.83%	-1.06%	0.08%	5.40%	-0.09%	6.51%	12.85%
2007	3.59%	-7.14%	-2.68%	5.22%	7.53%	4.20%	-7.17%	-8.21%	6.17%	8.39%	-5.42%	3.65%	6.09%
2008	6.63%	9.45%**	-3.57%	-6.58%	4.68%	8.51%	-11.27%	-5.43%	3.83%**	9.27%			13.69%

PRO FORMA RETURNS: Historical returns presented in the performance table above show the trading results of a representative account, which account is an investment fund, traded pursuant to the Aspect Diversified Program. The results have been adjusted to reflect the Fund’s Series B Unit fee structure and reflect the increased leverage used by the Fund of approximately 1.2 times the normal leverage of the trading program. Series B unit fees include a 2.40% Trading Advisor Management Fee, 20% Trading Advisor Incentive Fee, 0.75% Offering Expenses, 1.10% General Partner Fee, 0.60% Broker Dealer Service Fee or Broker Dealer Custodial Fee, 0.95% Administrative Expenses, and 0.30% Brokerage Commissions and Trading Expenses, per the Fund’s prospectus. Interest income is calculated to reflect the Fund’s cash management policies, using historical rates. For further information about these Units and their fee structure, please refer to the Fund’s prospectus. The General Partner believes that the method used in the table above provides a fair representation of the pro forma effect of fees, expenses and leverage on the performance results of the trading program.

**In February 2008, Aspect Capital Limited made a 10% allocation to a proprietary systematic trading strategy (the “Stock Sector Strategy”) within the representative account. The Stock Sector Strategy is not currently applied to other accounts trading the Aspect Diversified Program, including the Fund. Therefore, the pro forma performance figures for February 2008 onwards represent the adjusted performance of the representative account to exclude the effect of the Stock Sector Strategy allocation (i.e., the above figures are pro forma performance figures based on the version of the Aspect Diversified Program that is traded by the Fund).

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Steben & Company, Inc. | General Partner, Aspect Global Diversified Fund LP | 240 631 9808 | info@steben.com

Aspect Global Diversified Fund LP I Units
Performance Update | May 2010

Series I Performance Since Sep 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%								1.34%

Monthly Commentary

The Fund’s I Units finished the month down 3.83%. Most of the performance in the month was driven by a sell-off in stock indices and commodities which hurt the Fund’s long exposures in these sectors. Fears of contagion in the European debt crisis drove stock markets downward. Energy markets also fell sharply during this period and these two sectors finished as the Fund’s worst performers for the month. Their performance impact for the remainder of the month was relatively muted as the fund’s systematic trading models adjusted position sizes to offset the importance of the price reversals.

Performance in industrial metals followed a similar pattern, but was partly offset by profits in gold, which hit new highs mid-month. Fixed income markets also saw positive performance throughout the month as general risk aversion saw these markets rally. The best performances came from long positions in European and UK markets at both ends of the yield curve. The strengthening US dollar yielded good profits for long positions against the major European currencies, but these were offset by losses elsewhere in the sector, most notably against the Australian dollar.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Aspect Global Diversified Fund LP | 240 631 9808 | info@steben.com

Aspect Global Diversified Fund LP I Units	Performance Update May 2010

Pro-Forma Performance of the Trading Program as Adjusted to Reflect the Fee Structure for Series I Units

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
1998												0.42%	0.42%
1999	-6.10%	3.18%	-6.05%	8.46%	-3.27%	-0.75%	-4.03%	-1.05%	-2.36%	-4.29%	8.88%	6.75%	-2.26%
2000	2.22%	-0.59%	-0.95%	-3.49%	4.20%	-4.10%	-2.48%	3.84%	-0.46%	4.60%	11.53%	13.95%	30.07%
2001	0.93%	0.31%	12.44%	-8.43%	-2.74%	0.27%	4.00%	3.04%	12.59%	6.18%	-5.52%	-3.55%	18.67%
2002	-6.36%	-11.84%	5.58%	-3.45%	2.83%	13.34%	9.34%	1.61%	8.46%	-7.97%	-5.99%	16.72%	19.35%
2003	4.33%	9.88%	-6.91%	-1.95%	10.64%	-3.09%	1.96%	-0.67%	1.83%	2.82%	-1.00%	4.61%	23.21%
2004	2.15%	8.00%	-5.17%	-9.21%	-1.82%	-9.70%	-0.45%	0.79%	0.62%	3.80%	6.00%	-3.80%	-10.02%
2005	-9.20%	4.67%	1.48%	-3.77%	5.28%	5.10%	-1.30%	4.82%	0.43%	-1.98%	6.68%	-0.60%	10.91%
2006	2.67%	-1.86%	6.44%	6.51%	-5.50%	0.27%	-5.78%	-1.02%	0.13%	5.46%	-0.04%	6.57%	13.55%
2007	3.31%	-6.77%	-2.64%	5.27%	7.20%	4.25%	-7.12%	-8.17%	6.22%	8.45%	-5.38%	3.70%	6.36%
2008	6.61%	9.49%**	-3.54%	-6.54%	4.73%	8.54%	-11.22%	-5.38%					0.49%

PRO FORMA RETURNS: Historical returns presented in the performance table above show the trading results of a representative account, which account is an investment fund, traded pursuant to the Aspect Diversified Program. The results have been adjusted to reflect the Fund’s Series I Unit fee structure and reflect the increased leverage used by the Fund of approximately 1.2 times the normal leverage of the trading program. Series I unit fees include a 2.40% Trading Advisor Management Fee, 20% Trading Advisor Incentive Fee, 0.75% Offering Expenses, 1.10% General Partner Fee, 0.95% Administrative Expenses, and 0.30% Brokerage Commissions and Trading Expenses, per the Fund’s prospectus. Interest income is calculated to reflect the Fund’s cash management policies, using historical rates. For further information about these Units and their fee structure, please refer to the Fund’s prospectus. The General Partner believes that the method used in the table above provides a fair representation of the pro forma effect of fees, expenses and leverage on the performance results of the trading program.

**In February 2008, Aspect Capital Limited made a 10% allocation to a proprietary systematic trading strategy (the “Stock Sector Strategy”) within the representative account. The Stock Sector Strategy is not currently applied to other accounts trading the Aspect Diversified Program, including the Fund. Therefore, the pro forma performance figures for February 2008 onwards represent the adjusted performance of the representative account to exclude the effect of the Stock Sector Strategy allocation (i.e., pro forma performance figures are based on the version of the Aspect Diversified Program that is traded by the Fund).

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Steben & Company, Inc. | General Partner, Aspect Global Diversified Fund LP | 240 631 9808 | info@steben.com